UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 14, 2007
Osprey Gold Corp.
(Exact Name of Registrant as Specified in its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-28107	88-0399260
(Commission File Number)	(IRS Employer Identification No.)
112 North Curry Street, Carson City,        NV 89703
(Address of Principal Executive Offices)      (Zip Code)
(416) 884-8807
(Registrant’s Telephone Number, Including Area Code)
6100 Neil Road, Suite 500, Reno,                NV 89511-1149
(Former Name of Former Address, if Changed Since Last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see general Instruction A.2 below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5   Corporate Governance and Management
Item 5.03   Amendments to Articles of Incorporation or By-laws:
Name Change:
On February 27, 2007 a majority of the shareholders of the registrant, pursuant to a recommendation by the Board of Directors voted for a name change of the Corporation to Gilla Inc. A copy of the amended Articles of Incorporation filed with the Secretary of the State of Nevada, March 9th is attached as Exhibit 1a.
The Registrant made an application to the NASD for symbol change as a result of the change of its name. The NASD has been requested to assign a new symbol which will be assigned on March 30, 2007. Trading under the new name and symbol will be effective Monday, April 2, 2007.
Reverse of All Outstanding Shares:
On February 27, 2007 a majority of the shareholders of the registrant, pursuant to a recommendation by the Board of Directors, voted for a reverse split of the Company’s common shares. All Shares held as of February 28, 2007 will be subject to the reversal. As a result of the amendment to the Company’s Articles of Incorporation, each fifty (50) shares held by a shareholder on February 28, 2007 will be exchanged for one (1) share of the Company’s common stock. In all other respects, the registrant’s capitalization will remain unchanged. A copy of the Amendment is attached as Exhibit 1a. The Company has made the certificate exchange mandatory and will cover the costs until April 13, 2007.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
Section 8   Other Events
Item 8.01   On March 2, 2007 the Company changed it’s registered address to 112 Curry Street, Carson City, NV, 89703.

OSPREY GOLD CORP.
By:
Georges Benarroch, President

March 14, 2007